Filed Pursuant to Rule 424(b)(3)
(File No. 333-177730)

PROSPECTUS SUPPLEMENT NO. 2

PROSPECTUS SUPPLEMENT NO. 2 DATED JULY 14, 2015

TO PROSPECTUS DATED DECEMBER 21, 2011

SYNERGY PHARMACEUTICALS INC.

This prospectus supplement No. 2 dated July 14, 2015, supplements that certain prospectus contained in the Registration Statement filed on Form S-3 of Synergy Pharmaceuticals Inc. (the “Company”) dated December 21, 2011, as supplemented by the prospectus supplement dated March 7, 2014 (the “Prospectus”) and should be read in connection with the Prospectus.

SELLIING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that the Company is aware of.  On April 10, 2012, Samuel Goldstein assigned his warrants to purchase 25,000 shares of common stock to Geoffrey Elliott, Serena Benson and Master Hayden Samuel Benson in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).  The table, therefore, is amended as follows in order to add Geoffrey Elliott, Serena Benson and Master Hayden Samuel Benson as selling stockholders.

			Common
	Beneficial Ownership of		Stock	Beneficial Ownership
	Common Stock Prior		Saleable	of Common Stock
	to the Offering		Pursuant	After the Offering (1)
	Number of	Percent of	to This	Number of	Percent of
Name of Selling Stockholder	Shares(2)	Class	Prospectus	Shares	Class

Geoffrey Elliott	12,500	*	12,500	—	—
Serena Benson	10,000	*	10,000	—	—
Master Hayden Samuel Benson	2,500	*	2,500	—	—

*less than 1%

(1)         Assumes that all of the shares held by the selling stockholders are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of its common stock, no definitive estimate can be given as to the number of shares that the selling stockholder will ultimately offer or sell under this prospectus.

(2)         Represents shares of common stock underlying warrants.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Synergy Pharmaceuticals Inc., 420 Lexington Avenue, Suite 2012, New York, NY 10170.